EXHIBIT 99.1
Houston, Texas
January 30, 2013

FOR IMMEDIATE RELEASE - EARNINGS

ATWOOD OCEANICS, INC., announced today that the Company earned net income of $72.8 million or $1.10 per diluted share, on revenues of $245.1 million for the quarter ended December 31, 2012 compared to net income of $95.5 million or $1.45 per diluted share on revenues of $252.5 million for the quarter ended September 30, 2012 and compared to net income of $65.5 million or $1.00 per diluted share, on revenues of $184.7 million for the quarter ended December 31, 2011.

	FOR THE THREE MONTHS ENDED
		(In thousands)
	December 31, 2012	September 30, 2012	December 31, 2011

Revenues	$245,093	$252,525	$184,672
Income before Income Taxes	84,087	109,891	77,931
Provision for Income Taxes	(11,256)	(14,365)	(12,463)
Net Income	$72,831	$95,526	$65,468

Earnings per Common Share -
Basic	1.11	1.46	1.01
Diluted	1.10	1.45	1.00

Weighted Average Shares
Outstanding -
Basic	65,528	65,407	65,024
Diluted	66,092	65,982	65,541

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,
	2012	2011

REVENUES:
Contract drilling	$245,093	$184,672

COSTS AND EXPENSES:
Contract drilling	111,916	78,344
Depreciation	27,578	15,363
General and administrative	17,221	14,094
Other, net	7	—
	156,722	107,801
OPERATING INCOME	88,371	76,871

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(4,408)	(603)
Interest Income	124	86
Other	—	1,577
	(4,284)	1,060
INCOME BEFORE INCOME TAXES	84,087	77,931
PROVISION FOR INCOME TAXES	11,256	12,463
NET INCOME	$72,831	$65,468

EARNINGS PER COMMON SHARE:
Basic	1.11	1.01
Diluted	1.10	1.00
AVERAGE COMMON SHARES OUTSTANDING:
Basic	65,528	65,024
Diluted	66,092	65,541

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
ANALYSIS OF REVENUES AND DRILLING COSTS
(Unaudited)

	REVENUES (In millions)
	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Atwood Condor	$40.4	$32.8	$—
Atwood Osprey	$42.4	$46.0	$39.8
Atwood Eagle	27.5	32.7	34.7
Atwood Falcon	35.4	35.2	28.6
Atwood Hunter	37.1	50.1	43.4
Atwood Aurora	12.3	14.6	12.5
Atwood Beacon	14.0	17.1	10.4
Atwood Mako	13.3	4.1	—
Atwood Manta	3.2	—	—
Vicksburg	9.2	8.9	8.7
Reimbursable/Other	10.3	11.0	6.6
	$245.1	$252.5	$184.7

	CONTRACT DRILLING COSTS (In millions)
	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Atwood Condor	$14.3	$12.7	$—
Atwood Osprey	$15.3	$16.8	$15.5
Atwood Eagle	19.9	13.6	17.8
Atwood Falcon	14.2	13.7	6.9
Atwood Hunter	11.6	12.1	11.0
Atwood Aurora	6.4	6.3	8.6
Atwood Beacon	10.2	11.0	6.7
Atwood Mako	5.1	2.9	—
Atwood Manta	2.1	—	—
Vicksburg	4.7	5.5	5.2
Reimbursable/Other	8.1	7.5	6.6
	$111.9	$102.1	$78.3

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2012	September 30, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$108,341	$77,871
Accounts receivable, net of allowance for doubtful accounts of $1,871 and $0 at December 31, 2012 and September 30, 2012, respectively	142,934	167,186
Income tax receivable	5,609	5,750
Inventories of materials and supplies	80,367	80,290
Prepaid expenses and deferred costs	31,117	39,437
Total current assets	368,368	370,534
PROPERTY AND EQUIPMENT, net	2,854,515	2,537,340
LONG TERM ASSETS:
Other receivables	11,868	11,875
Deferred costs and other assets	24,195	24,013
Total long-term assets	36,063	35,888
Total assets	$3,258,946	$2,943,762
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$78,420	$83,592
Accrued liabilities	29,261	24,478
Notes payable	—	5,148
Income tax payable	13,314	9,711
Deferred credits	15,095	13,738
Total current liabilities	136,090	136,667
LONG TERM LIABILITIES:
Long-term debt	1,070,000	830,000
Deferred income taxes	8,571	8,791
Deferred credits	7,659	8,928
Other	20,300	19,954
Total long-term liabilities	1,106,530	867,673
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	—	—
Common Stock, $1.00 par value;
Common stock, $1.00 par value, 90,000 shares authorized with 65,632 and 65,452 issued and outstanding at December 31, 2012 and September 30, 2012, respectively	65,632	65,452
Paid-in capital	164,061	160,540
Retained earnings	1,789,272	1,716,441
Accumulated other comprehensive loss	(2,639)	(3,011)
Total shareholders' equity	2,016,326	1,939,422
Total liabilities and shareholders' equity	$3,258,946	$2,943,762

Atwood Oceanics, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$72,831	$65,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,578	15,363
Amortization of debt issuance costs	1,036	681
Amortization of deferred items	(127)	393
Provision for doubtful accounts	1,871	—
Provision for inventory obsolescence	181	255
Deferred income tax benefit	(220)	(186)
Share-based compensation expense	3,048	1,790
Other, net	7	—
Change in assets and liabilities:
(Increase) decrease in accounts receivable	22,388	(32,511)
Decrease in income tax receivable	141	1,640
(Increase) decrease in inventory	(257)	6,106
Decrease in prepaid expenses	5,470	1,378
Increase in deferred costs and other assets	(3,767)	(1,040)
Increase (decrease) in accounts payable	(27,978)	3,463
Increase (decrease) in accrued liabilities	4,937	(9,143)
Increase in income tax payable	3,603	3,249
Increase in deferred credits and other liabilities	6,177	843
	44,088	(7,719)
Net Cash Provided by Operating Activities	116,919	57,749
Cash flows from investing activities:
Capital expenditures	(321,995)	(257,446)
Proceeds from sale of assets	41	—
Net Cash Used by Investing Activities	(321,954)	(257,446)
Cash flows from financing activities:
Proceeds from bank credit facilities	240,000	—
Principal payments on notes payable	(5,148)	(5,461)
Proceeds from exercise of stock options	653	79
Net Cash Provided (Used) by Financing Activities	235,505	(5,382)
Net increase (decrease) in cash and cash equivalents	$30,470	$(205,079)
Cash and cash equivalents, at beginning of period	$77,871	$295,002
Cash and cash equivalents, at end of period	$108,341	$89,923
Non-cash activities
Increase (decrease) in accounts payable and accrued liabilities related to capital expenditures	$22,806	$(83,190)

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 12 mobile offshore drilling units and is constructing three ultra-deepwater drillships and one high-specification jackups. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902